Exhibit (23)(b)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated June 2, 1994 relating to the financial statements of La-Z-Boy Chair Company, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended April 30, 1994 listed under Item 21(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Toledo, Ohio
April 12, 1995